Exhibit 99.2

Media inquiries:

Robert Minicucci

Warner Communications

robert@warnerpr.com

603-488-5856

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

aclegg@nighthawkrad.net

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings, Inc. Announces Senior Executive Departures

Coeur d’Alene, Idaho, February 13, 2008 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), the leading provider of radiology services to radiology groups across the United States, today announced that Tim Mayleben, NightHawk’s President and Chief Operating Officer, will be leaving the Company for personal reasons. Mayleben will remain with NightHawk in an operating capacity through the end of February and is expected to resign from the board of directors as well. The Company is actively recruiting a new chief operating officer. During the search period, Jon Berger will serve as interim Chief Operating Officer, in addition to his current role as Senior Vice President of Corporate Development and Strategy. Berger is a logical choice for this role given his many years of experience in the radiology industry and as co-founder of NightHawk.

“Tim has been with NightHawk as a member of our Board of Directors since 2005 and joined us last year as President and Chief Operating Officer, during a period of rapid growth in the Company’s history,” said Chairman and Chief Executive Officer Dr. Paul Berger. “Tim helped NightHawk close several strategic acquisitions, including Teleradiology Diagnostic Service, The Radlinx Group, and Midwest Physician Services, while also helping to strengthen the company’s infrastructure to position it for future growth.”

“It has been my pleasure to serve as NightHawk’s President and Chief Operating Officer during this time, but I also believe it is the right time for me to make a change,” said Mayleben. “I want to thank my NightHawk colleagues around the world for their hard work and my fellow members of the Board for their support during this year of growth and transition.”

In a related development, the Company has recognized the need to centralize its executive management team in its Coeur d’Alene, Idaho, headquarters and, as a result, Senior Vice President and Chief Financial Officer Glenn Cole will be stepping down from the Company, most likely sometime in the second quarter. Cole has been living in Ann Arbor, Michigan since he joined NightHawk in May 2007, and, for personal reasons, has decided not to relocate to the Company’s headquarters. The Company will be undertaking a retained search to fill this vacancy, with Cole remaining as CFO to help facilitate the transition.

“We appreciate the contributions made by Glenn since his arrival nearly a year ago and wish him the best in the future. While we will miss Glenn, we believe it is essential to the Company’s long-term success for our executive team to be working together in the same location,” commented Dr. Berger.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective services to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week to nearly 1,500 sites, representing approximately 26% of all hospitals in the United States. For more information, visit www.nighthawkrad.net.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the timing of the departures of Mayleben and Cole, the continued roles of Mayleben and Cole through the transition period, as well as Mayleben’s anticipated resignation from the Board of Directors. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could impact the company’s future results are described in the company’s prospectus and periodic reports filed with the Securities and Exchange Commission (SEC). Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward- looking statements based on events or circumstances after the date hereof.

“NHWKF”